EXHIBIT 10.14
Third Amendment to Employment Agreement of Robert L. Belk
This agreement, effective upon your signature below, will serve to amend your Employment Agreement of May 1, 2000, as amended on December 1, 2004 and March 10, 2006, (“Employment Agreement”) by and between you and The Shaw Group Inc.
1.	Paragraph 2 of the amendment of December 1, 2004, which amended Section 7(j) of your Employment Agreement is hereby amended to delete the following language from that provision:
“The Company will guarantee that the gain on any sale of such shares will not be less than the Black-Scholes value calculated on the date of grant ($8 per share). The effective date of this guarantee will be the expiration of the 90 day period for exercising options pursuant to the Plan, or the one year period under 5(e) of your Employment Agreement as the case may be, following termination of employment. However, at any time during the term of the options, the Company may request in writing that you exercise the options and sell the shares. In the event you choose to decline, the Company shall receive a credit against the guaranteed accretion in an amount equal to the difference between i) the closing share price on the third day after the date of such written request and ii) the exercise price of the options.”
2.	Notwithstanding anything herein to the contrary, all other provisions of the Employment Agreement remain unchanged.
Effective this 31st day of December, 2006

The Shaw Group Inc.

/s/ Robert L. Belk	/s/ Gary P. Graphia

Robert L. Belk	By: Gary P. Graphia